EXHIBIT 10.13

                             HILLS STORES COMPANY

       CONSULTING AGREEMENT DATED DECEMBER 26, 1995 WITH SAMUEL L. KATZ

Mr. Samuel L. Katz
145 West 67th Street, Apt 15G
New York, New York 10023

Dear Sam:

     This will confirm the terms on which you are being engaged as a financial consultant to Hills Stores Company and Hills Department Stores Company ("Hills").

SECTION 1.   CONSULTING AGREEMENT

     Commencing January 1, 1996, you will serve as a financial consultant to Hills, on the following basis.

         (a) The consultancy will end on June 30, 1996 or earlier (i) at your election upon one week notice to Hills or (ii) upon your commencement of another full time permanent emplyment position which results in your inability to fulfill your consulting duties. It is understood that during the period of your consultancy with Hills you may obtain one or more consulting positions or a full-time employment position (so long as the same does not interfere with your consulting duties to Hills). You agree that you will resign this consultancy before you commence providing services to any other discount retailer.

         (b) As a consultant, you will, if and as reasonably requested by Hills, provide advice to Hills in the areas of your professional experience. You will also continue to serve as a director of Hills for no additional compensation (except as expressly provided for herein).

         (c)  Your compensation shall be as follows:

              (i) You shall be paid a base fee of $20,000 per month. This base fee shall be paid monthly in advance on the first business day of each calendar month (except that the payment for February 1996 shall be made on February 5, 1996). If you terminate your consultancy prior to the end of a calendar month, you shall be entitled to retain that percentage of the current month's base fee equal to the percentage of the current month elapsed, and you shall promptly return the remainder of that month's fee payment (less any amounts otherwise owing to you under this agreement).

              (ii) You shall be eligible to receive at the end of the term of this consultancy a bonus of up to $100,000, based upon the good faith determination by the Board of Directors of Hills of your contribution to Hills accomplishing the following goals: achieving generally acceptable levels of liquidity and financial solvency, obtaining financing secured by Hills' lay-away receivables and obtaining financing secured by Hills' fixtures.




                                     1
              (iv) Hills will promptly reimburse you (against customary documentation) for any reasonable out-of-pocket expenses incurred by you in the performance of your services hereunder.

         (d) Hills hereby exculpates you and agrees to indemnify you and hold you harmless as provided in Exhibit A hereto.

         (e) You may perform your consultancy services from any locations as long as you are reasonably accessible to Hills in person or by phone.

         (f) You may at any time, by notice to Hills, elect to transfer your rights and obligations under this Section 1 to a corporation, partnership, limited liability company or other entity that is solely owned by you (or by you and your wife), provided that all of the consulting services to be provided by that entity hereunder shall be provided by you as its representative. Such transfer shall constitute a novtion that relieves you of personal liability for obligations hereunder relating to activities subsequent to the transfer.

         (g) Hills represents to you that this letter agreement has been duly authorized by, and is valid, binding and enforceable against, Hills.

SECTION 2.  MISCELLANEOUS

         (a) Hills's obligations to you hereunder shall be absolute and shall not be subject to any right of setoff, recoupment or counterclaim.

         (b) This letter agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed herein.

         (c) Any dispute hereunder or in connection with the services to be provided hereby shall, if not consensually resolved between the parties, be resolved exclusively by arbitration under the auspices of the New York City chapter of the American Arbitration Association. The arbitration award may be entered as a judgment in any court of competent jurisdiction. The parties irrevocably consent to jurisdiction for this purpose in, without limitation, the courts of the State of New York in the County of New York and the Federal District Court for the Southern District of New York. Service of process may be provided by means of notice given in accordance with this agreement. You shall be entitled to collect from Hills (x) all reasonable costs of successfully enforcing your rights hereunder and (y) interest at the rate of 15% per annum on all amounts which you are entitled to be paid or recover hereunder (such interest to begin to accrue on the fifth day after your demand for such amounts).

         (d) Notices hereunder shall be effective when received in writing by the pertinent party at the adress specified below or at such other address as such party shall have previously designated by notice:

              If to Hills, in care of Hills Stores Company at 15 Dan Road, Canton, Massachusetts 02021-9128, to the attention of Corporate Counsel.

              If to you, at the address to which this letter is addressed.

         (e) This agreement shall not be assignable by Hills. There are no third party beneficiaries of this agreement.




                                      2
         (f) All obligations of "Hills" hereunder shall be joint and several obligations of Hills Stores Company and Hills Department Store Company.

         Kindly confirm your agreement with the foregoing by countersigning and returning a copy of this letter.

                                      Very truly yours,
                                      HILLS STORES COMPANY and HILLS
                                      DEPARTMENT STORE COMPANY


                                      By _____________________________________
                                      E. Jackson Smailes, President and CEO

Agreed:


__________________________________
     Samuel L. Katz







































                                      3
                  EXHIBIT A -- INDEMNIFICATION PROVISIONS

         Reference is made to the "Indemnification Provisions" annexed to the engagement letter of August 11, 1995 between Bear Stearns & Co., Inc. and Hills Department Store Company and Hills Stores Company.

         Those Indemnification Provisions shall, as if set forth herein, apply to yourself (as if all references therein to Bear Stearns were to you), except that the following shall for this purpose be inserted in lieu of clauses
(a) - (d):

         "the letter agreement dated December 26, 1995 between you and Hills Department Store Company and Hills Stores Company (the "agreement") to which this Exhibit A is annexed, or the consultancy contemplated thereby, or any act or omission taken (or alleged to have been taken) by you in that capacity;"

         If you transfer your rights in accordance with Section 1(f) of the Agreement, the foregoing provisions shall apply to both yourself and the entity to which that transfer is made.

                          INDEMNIFICATION PROVISIONS
               REFERRED TO IN EXHIBIT A OF CONSULTING AGREEMENT
                  DATED DECEMBER 26, 1995 WITH SAMUEL L. KATZ

         The Company (as such term is defined in the Agreement (as such term is defined below) agrees to indemnify and hold harmless Bear Stearns, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Bear Stearns is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) Bear Stearns' acting for the Company in connection with the Venture Transaction, any Alternative Transaction and/or any Acquisition Transaction, including, without limitation, any act or omission by Bear Stearns in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated August 11, 1995, between Bear Stearns and Hills Department Store Company and Hills Stores Company, as it may be amended from time to time (the "Agreement"), (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, the Offering Memorandum (as such term is defined in the Agreement) or similar statements or omissions in or from any other information concerning the Company, the Venture Transaction, any Alternative Transaction and/or any Acquisition Transaction furnished by the Company to Bear Stearns, Venture Stores, any Alternative Bidder or any Prospective Purchaser (as such terms are defined in the Agreement) or any party to the Venture Transaction, an Alternative Transaction or an Acquisition Transaction (as such terms are defined in the Agreement) or to any Agency (as such term is defined in the Agreement), (c) the Venture Transaction, any Alternative Transaction or any Acquisition Transaction or (d) any Opinion; provided, however, such indemnity agreement shall not apply to any portion of such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent

                                      4
jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Bear Stearns.

         These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Bear Stearns or the persons indemnified below in this sentence and shall extend to the following: The Bear Stearns Companies Inc., Bear, Stearns & Co. Inc., and their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Bear Stearns in these Indemnification Provisions shall be understood to include any and all of the foregoing.

         If any action, suit, proceeding or investigation is commenced, as to which Bear Stearns proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Bear Stearns to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that the Company was materially prejudiced by such failure to notify. Bear Stearns shall have the right to retain one counsel of its own choice to represent it, and the Company shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Bear Stearns made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Bear Stearns, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term hereof, the giving by the claimant to Bear Stearns of an unconditional and irrevocable release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnifiacation Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Bear Stearns, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Bear Stearns, on the other hand, and also the relative fault of the Company, on the one hand, and Bear Stearns, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Bear Stearns shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Bear Stearns pursuant to the Agreement.

         Neither termination nor completion of the engagement of Bear Stearns referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.


                                    5